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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           RAYTEL MEDICAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   755107-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box to designate the rule pursuant to which this Schedule is filed:

                      [ ]   Rule 13d - 1(b)
                      [ ]   Rule 13d - 1(c)
                      [X]   Rule 13d - 1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

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CUSIP NO.  755107-10-9             SCHEDULE 13G                PAGE 2 OF 5 PAGES


  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard F. Bader
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [ ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    776,767
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   776,767
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           776,767
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          [ ] N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                Page 2 of 5 pages


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CUSIP NO.  755107-10-9             SCHEDULE 13G                PAGE 3 OF 5 PAGES


ITEM 1.

        (a)     Name of Issuer:  Raytel Medical Corporation

        (b)     Address of Issuer's Principal Executive Offices:
                2755 Campus Drive, Suite 200
                San Mateo, CA  94403

ITEM 2.

        (a)     Name of Person Filing:  Richard F. Bader

        (b)     Address of Principal Business Office or, if none, Residence:

                Raytel Medical Corporation
                2755 Campus Drive, Suite 200
                San Mateo, CA  94403



        (c)     Citizenship: The filing person is a citizen of the United States of America.

        (d)     Title of Class of Securities:  Common Stock

        (e)     CUSIP Number: 755107-10-9

ITEM 3.         STATUS OF PERSON FILING:

                Not Applicable

ITEM 4.         OWNERSHIP

        (a)     Amount Beneficially Owned: 776,767(1)

        (b)     Percent of Class:
                8.9%, based on 8,751,775 shares outstanding as of December 31, 2000

        (c)     Number of shares as to which such person has:
                (i)    sole power to vote or to direct the vote: 776,767(1)
                (ii)   shared power to vote or to direct the vote:  0
                (iii)  sole power to dispose or to direct the disposition of:
                       776,767(1)
                (iv)   shared power to dispose or to direct the disposition of:
                       0

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not Applicable.


------------
(1) Include 346,522 shares subject to options exercisable within 60 days after the date of this statement.


                               Page 3 of 5 pages

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CUSIP NO.  755107-10-9             SCHEDULE 13G                PAGE 4 OF 5 PAGES


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP

               Not Applicable.

ITEM 10.       CERTIFICATION

               Not applicable.


                                Page 4 of 5 pages

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CUSIP NO.  755107-10-9             SCHEDULE 13G                PAGE 5 OF 5 PAGES




                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2001

                                              /s/ RICHARD F. BADER
                                            ------------------------------------
                                            Richard F. Bader


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